Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 19, 2007, relating to the consolidated financial statements of AVANIR Pharmaceuticals and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the Company’s consolidated financial statements as of and for the year ended September 30, 2007 and includes an explanatory paragraph relating to our opinion on the retrospective adjustments to the Company’s consolidated financial statements as of and for the year ended September 30, 2006 for the operations discontinued by the Company during 2007), appearing in the Annual Report on Form 10-K of AVANIR Pharmaceuticals for the year ended September 30, 2007.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ KMJ CORBIN & COMPANY LLP
Irvine, California
February 7, 2008